Exhibit 2.1

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

Reference is made to that certain Asset Purchase Agreement (the “Agreement”) dated and entered into on October 1, 2013 by and among (1) InkSure Technologies Inc., a Delaware corporation (“InkSure Parent”); (2) InkSure Inc., a Delaware corporation (“InkSure Delaware Sub”); (3) InkSure Ltd., an Israeli corporation (“InkSure Israeli Sub”) (InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are also referred to individually and collectively as “Seller,” and the term “Seller,” whenever used herein, shall mean and refer to each of InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub); and (4) Spectra Systems Corporation, a Delaware corporation (“Buyer”), as amended by Amendment No. 1 thereto dated January 9, 2014 (Buyer, InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub are collectively referred to as the “Parties” and each of them individually is sometimes referred to as a “Party”).

WHEREAS, the Parties wish to further amend the Agreement as hereinafter provided;

WHEREAS, capitalized terms used in this Amendment No. 2 and not defined herein shall have the meanings assigned to such terms in the Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises of the Parties hereinafter set forth, the Parties do hereby further amend the Agreement as follows:

1.           The Parties acknowledge and agree that the Appraisal has been completed by the Appraiser (Kahn, Litwin, Renza & Co., Ltd) and that a copy thereof is attached hereto as Exhibit A.  Each and every payment of the Purchase Price made by Buyer to Seller at or after Closing shall be apportioned and allocated among, and paid by Buyer to and among, InkSure Parent, InkSure Delaware Sub and InkSure Israeli Sub in the following relative percentages: 23% to InkSure Parent, 3% to InkSure Delaware Sub and 74% to InkSure Israeli Sub.

2.           Within sixty (60) days after the Closing, in respect of each Seller, the Parties shall reach agreement on how to allocate the portion of the Purchase Price payable to such Seller (as determined pursuant to Section 1 hereof) among the Acquired Assets owned by such Seller.  For this purpose, in the case of each Seller, Inventory, Accounts Receivable and Machinery and Equipment shall be assigned a value equal to the fair market value thereof as determined by the Appraiser, and the balance of the portion of the Purchase Price allocated to such Seller shall be allocated to and among such Seller’s customer list, if any, and any other Seller Intellectual Property owned by such Seller as shall be mutually determined by the Parties; provided, however, that (A) the so-called “track and trace” technology which is owned by InkSure Israeli Sub and which is the subject of OCS Grant No. 39874 shall be assigned a value of US$120,031 and (B) the Inventory shall be assigned a value equal to the Closing Date Inventory Value, as determined by Deloitte pursuant to Section 3.1 of the APA.  The Parties agree to file Treasury Form 8594 and to report the transaction contemplated by the Agreement for federal and state income tax reporting purposes in a manner consistent with the allocations which the Parties mutually agree upon in accordance with this Section 2 hereof.  To facilitate the process of reaching an agreement on the allocations aforesaid, Seller shall deliver to Buyer its proposal for the allocations within thirty (30) days after the Closing.

3.           For purposes of Section 4.8 of the Agreement, the term “Financial Statements” shall also include -- and the representations and warranties made by Seller pursuant to subsection (b) of said Section 4.8 shall apply and extend, to the same extent, giving effect to any materiality qualifier therein, to -- the audited balance sheet of Seller as of December 31, 2013, and the audited statement of income and retained earnings of Seller for the fiscal year then ended, including the related notes, as the same shall be filed with the SEC.

4.           Notwithstanding anything to the contrary in Section 6.10 of the Agreement, Seller shall not be required to terminate the employment of Annie Konforty prior to Closing.

5.           Seller hereby: (A) assigns to Buyer all of Seller’s rights to enforce any and all contractual undertakings which were given by Seller’s current or former employees and independent contractors to Seller and by which  such employees and independent contractors  agreed to (i) maintain in confidence and not misappropriate any confidential information or intellectual property of the Seller and (ii) assign inventions to Seller; and (B) agrees to reasonably cooperate with Buyer in the enforcement of such undertakings, at Buyer’s sole expense.  For clarification and avoidance of doubt, Buyer does not assume any liabilities or obligations of Seller associated with any such undertakings given to Seller by its current or former employees and independent contractors.

6.           As modified hereby, all of the terms and provisions of the Agreement are hereby ratified and confirmed.

7.           This Amendment No. 2 may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Amendment.  Delivery of an executed counterpart of a signature page to this Amendment No. 2 by telecopier or facsimile transmission or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Amendment No. 2.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 2 to be executed by their respective duly authorized representatives as of this 28th day of February, 2014.

SPECTRA SYSTEMS CORPORATION

By:        /s/ Nabil M. Lawandy
Name:   Nabil M. Lawandy, Ph.D.
Title:     President and Chief Executive Officer

INKSURE TECHNOLOGIES INC.

By:        /s/ Tal Gilat
Name:   Tal Gilat
Title:     President and Chief Executive Officer

INKSURE LTD.

By:        /s/ Tal Gilat
Name:   Tal Gilat
Title:     President and Chief Executive Officer

INKSURE INC.

By:        /s/ Tal Gilat
Name:  Tal Gilat
Title:    President and Chief Executive Officer

The following exhibits and schedules to this agreement have been omitted. The Company agrees to furnish supplementally copies of any of the omitted exhibits and schedules to the Securities and Exchange Commission upon request.

EXHIBIT A
Appraisal